Exhibit 99.1

NEWS RELEASE	Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com

Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Third Quarter 2009 Financial Results
Third Quarter 2009 Highlights:
•	Completed sale of 787 operations in South Carolina to Boeing for approximately $590 million

•	Operating income for the quarter increased 15 percent to $40.5 million
Summary of Financial Results
     $ in millions

	Three Months Ended			Nine Months Ended
	September 27,	September 28,		September 27,	September 28,
	2009	2008	$ Change	2009	2008	$ Change
Revenue	$446.7	$477.3	$(30.6)	$1,322.3	$1,362.0	$(39.7)
Operating income	$40.5	$35.3	$5.2	$111.6	$146.8	$(35.2)
Income (loss) from continuing operations	$19.2	$20.6	$(1.4)	$66.8	$147.4	$(80.6)
Income (loss) from discontinued operations	$219.4	$(5.0)	$224.4	$213.8	$(23.8)	$237.6
Net Income (loss)	$238.6	$15.6	$223.0	$280.6	$123.6	$157.0
Adjusted EBITDA[1]	$58.6	$54.9	$3.7	$185.1	$205.2	$(20.1)
Net cash provided by (used in) operating activities	$224.4	$(109.3)	$333.7	$129.3	$(147.0)	$276.3
Free Cash Flow[1]	$221.5	$(118.2)	$339.7	$101.1	$(188.7)	$289.8

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number [1], is provided later in the release.
     DALLAS, NOV. 10, 2009 — Vought Aircraft Industries, Inc. reported third quarter earnings today with increased operating income on revenues slightly lower than last year. Current period results include the previously announced sale of the company’s 787 operations in South Carolina. “Vought recorded a profitable third quarter in the face of continued economic pressures facing our industry,” said Vought President and Chief Executive Officer Elmer Doty. “Even with the improvement of our balance sheet and liquidity from the 787 transaction, we must continue to focus on driving improvements throughout our operations, while adjusting to instability in the marketplace.”

     Net income for the third quarter was higher than last year primarily due to $219.4 million of income from discontinued operations recorded in the quarter to reflect the previously announced 787 transaction. This transaction included both the settlement of 787 contractual matters as well as the sale of Vought’s South Carolina-based 787 operations to Boeing. Going forward, under a newly negotiated contract, Vought will manufacture certain components for the 787 program as well as provide engineering services to Boeing pursuant to an engineering services agreement. Income from continuing operations for the third quarter of 2009 was $19.2 million, which was $1.4 million lower than last year.
Third Quarter Results
     Revenue for the third quarter of 2009 was $446.7 million, a decrease of $30.6 million or 6 percent, compared with revenue of $477.3 million for the same period last year.
•	Commercial revenue decreased $22.4 million or 9 percent primarily due to a $20.4 million decrease in sales resulting from the completion of an Airbus program in the second quarter of 2009.

•	Military revenue increased $23.5 million or 16 percent mainly due to increased deliveries on the V-22 and C-130 programs as well as increased spares deliveries for the C-17 program.

•	Business jet revenue decreased $31.7 million or 38 percent, primarily due to reduced delivery rates directed by customers.
     Funded backlog of $2.6 billion at the end of the quarter was flat when compared with last year (adjusted to reflect the 787 transaction). An increase due to the non-recurring start-up and development activities for Boeing 747-8 was offset by the termination of the Cessna Citation Columbus 850 program. Vought’s calculation of backlog includes only funded orders, which results in backlog being substantially lower than the estimated aggregate dollar value of our contracts and may not be comparable to the calculation methods used to state the backlogs of others in the industry.
     Operating income from continuing operations for the third quarter was $40.5 million, an increase of $5.2 million or 15 percent compared with $35.3 million last year. This increase was primarily due to lower amortization of the intangible asset related to the 747-400 program in 2008.

     Net income for the third quarter was $238.6 million, an increase of $223.0 million compared with the same period last year, primarily due to $219.4 million of income from discontinued operations recorded in the quarter related to the previously announced 787 transaction.
     Income from continuing operations was $19.2 million a decrease of $1.4 million compared with the same period last year. The decrease largely resulted from the operating income improvement discussed above offset by a $7.1 million acceleration of debt origination costs associated with the $355.0 million debt pay down that occurred during the third quarter.
     Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $58.6 million for the third quarter of 2009, compared with $54.9 million for the same period last year. The $3.7 million increase is principally due to the operating margin improvements discussed above.
     Vought had positive Free Cash Flow1 of $221.5 million for the third quarter of 2009 compared with negative $118.2 million in 2008. The current period includes cash received from the 787 transaction on July 30, 2009. The improvement is primarily due to cash received from the 787 transaction as well as lower capital expenditures in 2009. Vought’s cash flows also continue to be impacted by the timing of customer payments and ongoing pension funding requirements. Vought ended the quarter with $150.4 million of unrestricted cash and cash equivalents.
Nine Months Ended Results
     Revenue for the nine months ended September 27, 2009 was $1,322.3 million, a decrease of $39.7 million or 3 percent, compared with revenue of $1,362.0 million for the same period last year.
•	Commercial revenue decreased by $37.4 million or 6 percent, primarily due to a $42.5 million decrease in sales for Airbus programs resulting from the completion of an Airbus program in the second quarter of 2009.

•	Military revenue increased $35.9 million or 8 percent primarily due to increased deliveries on the V-22 and C-130 programs and spares deliveries for the C-17 program.

•	Business jet revenue decreased $38.2 million or 16 percent, primarily due to reduced delivery rates directed by our customers.

     Operating income for the nine months ended September 27, 2009 was $111.6 million, a decrease of $35.2 million or 24 percent compared with the same period last year. Several unusual items contributed to the decrease, including the one-time release in 2008 of $22.6 million of purchase accounting reserves reflecting the end of production of the 747-400 model. Also, non-recurring benefit plan costs of $9.6 million were recorded in 2009, reflecting the impact of the pension and other post-retirement benefits curtailment resulting from the 2009 IAM collective bargaining agreement in Nashville. In addition to these items, overall program margins were lower due to increasing costs including higher pension and material costs, as well as labor inefficiencies related to delivery rate slowdown on several of our programs and the ramp up of other programs. Also contributing to the decrease were lower margins on non-recurring sales.
     Net income for the nine months ended September 27, 2009 was $280.6 million and included $213.8 million of income from discontinued operations related to the 787 transaction Income from continuing operations was $66.8 million, a decrease of $80.6 million compared with the same period last year. In addition to the decrease in operating income discussed above, the absence of the $47.1 million gain recorded in 2008 on the sale of our equity interest in Global Aeronautica, as well as the $7.1 million acceleration of debt origination costs recorded this period contributed to the overall decrease in income from continuing operations.
     Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $185.1 million for the nine months ended September 27, 2009, a reduction of $20.1 million compared with $205.2 million for the same period last year. This decrease is principally due to the absence in 2009 of the one-time release of $22.6 million of purchase accounting reserves for the 747 program discussed above.
     Vought had positive Free Cash Flow1 of $101.1 million for the nine months ended September 27, 2009 compared with negative $188.7 million in 2008. The improvement is primarily due to cash received from the 787 transaction as well as lower capital expenditures in 2009.

Non-GAAP Financial Measure Disclosure
     EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures are required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit facility contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.
Conference Call Details
     Vought Aircraft Industries, Inc. will host a conference call on Tuesday, Nov. 10 at 2 p.m. Eastern time (1 p.m. Central time) to discuss its third quarter results. To access the conference call, dial (800) 259-0251(United States) or (617) 614-3671(International) with pass code 73524098. Please call 10 minutes prior to the start time.
     A replay of the conference call will be available through Nov. 17, which can be accessed by dialing (888) 286-8010 (United States) or (617) 801-6888 (International) with pass code 26671644.
     Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.8 billion and about 6,000 employees in eight U.S. locations.

Disclaimer on Forward Looking Statements
     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
(dollars in millions, except par value per share ) (unaudited)

	September 27,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$150.4	$86.7
Restricted cash	43.7	—
Trade and other receivables	127.1	138.5
Inventories	479.0	311.8
Assets related to discontinued operations	—	460.7
Other current assets	5.6	4.7

Total current assets	805.8	1,002.4

Property, plant and equipment, net	272.8	279.2
Goodwill	404.8	404.8
Identifiable intangible assets, net	22.1	27.2
Debt origination costs, net and other assets	6.2	14.0

Total assets	$1,511.7	$1,727.6

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$126.4	$148.5
Accrued and other liabilities	81.8	57.5
Accrued payroll and employee benefits	46.9	48.1
Accrued post-retirement benefits-current	42.2	42.0
Accrued pension-current	0.6	0.3
Current portion of long-term bank debt	5.9	5.9
Liabilities related to discontinued operations	—	156.7
Accrued contract liabilities	112.4	141.1

Total current liabilities	416.2	600.1

Long-term liabilities:
Accrued post-retirement benefits	368.5	405.3
Accrued pension	658.1	710.7
Long-term bank debt, net of current portion	316.6	594.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	79.0	81.6

Total liabilities	2,108.4	2,661.7

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 and 24,798,382 issued and outstanding at September 27, 2009 and December 31, 2008, respectively	0.3	0.3
Additional paid-in capital	422.2	420.5
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(220.7)	(501.3)
Accumulated other comprehensive loss	(796.9)	(852.0)

Total stockholders’ equity (deficit)	$(596.7)	$(934.1)

Total liabilities and stockholders’ equity (deficit)	$1,511.7	$1,727.6

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
(unaudited, in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Revenue	$446.7	$477.3	$1,322.3	$1,362.0

Costs and expenses

Cost of sales	376.0	407.1	1,109.5	1,089.1
Selling, general and administrative expenses	30.2	34.9	101.2	126.1

Total costs and expenses	406.2	442.0	1,210.7	1,215.2

Operating income	40.5	35.3	111.6	146.8

Other income (expense)
Interest income	0.2	1.3	0.6	2.3
Other gain (loss)	—	1.6	—	48.7
Equity in loss of joint venture	—	—	—	(0.6)
Interest expense	(20.6)	(17.4)	(44.5)	(49.6)

Income before income taxes	20.1	20.8	67.7	147.6
Income tax expense	0.9	0.2	0.9	0.2

Income from continuing operations	19.2	20.6	66.8	147.4
Income (loss) from discontinued operations, net of tax	219.4	(5.0)	213.8	(23.8)

Net income	$238.6	$15.6	$280.6	$123.6

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Nine Months Ended
	September 27,	September 28,
	2009	2008
Operating activities
Net income	$280.6	$123.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	55.7	50.1
Stock compensation expense	1.2	2.2
Equity in losses of joint venture	—	0.6
(Gain) Loss from asset disposals	41.7	(50.1)
Changes in current assets and liabilities:
Trade and other receivables	1.8	(81.6)
Inventories	(169.6)	(32.2)
Other current assets	(0.9)	0.4
Accounts payable, trade	(28.4)	(36.8)
Accrued payroll and employee benefits	(0.6)	(0.4)
Accrued and other liabilities	24.9	(10.0)
Accrued contract liabilities	(41.3)	(33.0)
Other assets and liabilities—long-term	(35.8)	(79.8)

Net cash provided by (used in) operating activities	129.3	(147.0)
Investing activities
Capital expenditures	(28.2)	(41.7)
Proceeds from sale of assets	289.2	55.0

Net cash provided by (used in) investing activities	261.0	13.3
Financing activities
Proceeds from short-term bank debt	135.0	153.0
Payments on short-term bank debt	(135.0)	(153.0)
Proceeds from long-term bank debt	75.0	184.6
Payments on long-term bank debt	(357.9)	(2.0)
Changes in restricted cash	(43.7)	—
Proceeds from sale of common stock	—	0.1

Net cash provided by (used in) financing activities	(326.6)	182.7

Net increase (decrease) in cash and cash equivalents	63.7	49.0
Cash and cash equivalents at beginning of period	86.7	75.6

Cash and cash equivalents at end of period	$150.4	$124.6

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Nine Months
	Ended			Ended
	September 29,	September 28,		September 29,	September 28,
	2009	2008	Change	2009	2008	Change
Revenue as Reported:
Commercial	$226.3	$248.7	$(22.4)	$642.5	$679.9	$(37.4)
Military	168.3	144.8	23.5	476.1	440.2	35.9
Business jets	52.1	83.8	(31.7)	203.7	241.9	(38.2)

Total	$446.7	$477.3	$(30.6)	$1,322.3	$1,362.0	$(39.7)

	Three Months		Nine Months
	Ended		Ended
	September 29,	September 28,	September 29,	September 28,
	2009	2008	2009	2008
% Mix for Revenue
Commercial	51%	52%	49%	50%
Military	38%	30%	36%	32%
Business jets	11%	18%	15%	18%

Total	100%	100%	100%	100%

	Nine Months
	Ended
	September 29,	September 28,
	2009	2008	Change
Revenue Backlog
Commercial	$1,160.7	$1,014.5	$146.2
Military	844.4	787.9	56.5
Business jets	570.1	756.0	(185.9)

Total revenue backlog	$2,575.2	$2,558.4	$16.8

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;.

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$224.4	$(109.3)	$129.3	$(147.0)
Interest expense, net	20.5	16.1	43.9	47.3
Income tax expense (benefit)	0.9	0.2	0.9	0.2
Stock compensation expense	(0.5)	(0.8)	(1.2)	(2.2)
Equity in losses of joint venture	—	—	—	(0.6)
Gain (loss) from asset sales and other losses	(39.8)	1.6	(41.7)	50.1
Debt amortization costs	(8.4)	(1.8)	(12.1)	(4.1)
787 tooling amortization	0.3	—	1.1	0.8
Changes in operating assets and liabilities	74.7	141.4	249.9	273.4

EBITDA	$272.1	$47.4	$370.1	$217.9

Investment in Boeing 787 and sale of 787 business	(216.9)	6.0	(213.8)	28.0
Unusual charges — Plant consolidation & other non-recurring program costs	4.0	1.7	14.6	5.7
(Gain) Loss on disposal of property, plant and equipment	—	(1.5)	1.9	(50.1)
Pension & OPEB curtailment and non-cash expense	—	—	9.6	—
Other	(0.6)	1.3	2.7	3.7

Adjusted EBITDA	$58.6	$54.9	$185.1	$205.2

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$224.4	$(109.3)	$129.3	$(147.0)
Less: Capital expenditures	(2.9)	(8.9)	(28.2)	(41.7)

Free Cash Flow	$221.5	$(118.2)	$101.1	$(188.7)